EX (a)(5)(D)

ALLERGAN, INC. AND MAP PHARMAECUTIACALS, INC. ANNOUNCE

THE FEDERAL TRADE COMMISSION HAS GRANTED EARLY TERMINATION OF

WAITING PERIOD UNDER HART-SCOTT-RODINO ACT

February 7, 2013 (Irvine, CA and Mountain View, CA) — Allergan, Inc. (NYSE: AGN) (“Allergan”) and MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) (“MAP”) today announced that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the tender offer for all of the outstanding shares of common stock of MAP by Groundhog Acquisition, Inc. (“Purchaser”), a wholly-owned subsidiary of Allergan.

As previously announced, on January 31, 2013, Purchaser initiated a tender offer to purchase all outstanding shares of common stock of MAP for $25.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes. The tender offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 22, 2013, by and among Allergan, Purchaser and MAP (the “Merger Agreement”).

The termination of the HSR Act waiting period satisfies one of the conditions to the completion of the tender offer. Completion of the tender offer remains subject to other customary conditions as set forth in the Offer to Purchase filed by Purchaser and Allergan with the U.S. Securities and Exchange Commission (the “SEC”) on January 31, 2013, including the tender of at least a majority of the outstanding shares of common stock of MAP on a fully diluted basis. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on the night of February 28, 2013, unless extended in accordance with the terms of the Merger Agreement and applicable rules and regulations of the SEC.

About Allergan, Inc.

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 10,800 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, obesity intervention and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and physicians who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com.

Contact Information:

D.F. King & Co., Inc.	(212) 269-5550 or (800) 347-4750
Allergan Investor Relations	(714) 246-4636
Media Inquiries (Bonnie Jacobs)	(714) 246-5134

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. MAP is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The New Drug Application for LEVADEX® is currently under review by the U.S. Food and Drug Administration. MAP has entered into a collaboration agreement with Allergan to co-promote LEVADEX® to neurologists and pain specialists in the U.S. and Canada. MAP also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP can be found at http://www.mappharma.com.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to buy the outstanding shares of common stock of MAP is being made pursuant to the Tender Offer Statement on Schedule TO filed by Purchaser and Allergan with the SEC on January 31, 2013. MAP has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer on January 31, 2013. MAP stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement because they contain important information which should be read carefully before any decision is made with respect to the tender offer. These materials have been sent free of charge to all stockholders of MAP. The Tender Offer Statement and the Solicitation/Recommendation Statement (and all other tender offer documents filed with the SEC) are also available for free on the SEC’s website: www.sec.gov. The Schedule TO (including the Offer to Purchase and related materials) and the Schedule 14D-9 (including the Solicitation/Recommendation Statement) may also be obtained for free by contacting the Information Agent at (800) 347-4750.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Allergan and MAP file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Allergan and MAP at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Allergan’s and MAP’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This press release contains “forward-looking statements,” relating to the acquisition of MAP by Allergan. All statements other than historical facts included in this press release, including, but not limited to, statements regarding the timing, and the closing of the tender offer transaction and any assumptions underlying the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, uncertainties as to how many of MAP’s stockholders will tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that the U.S. Food and Drug Administration or other regulatory authorities do not approve LEVADEX® in the manner desired by MAP and Allergan, on a timely basis, or at all; that there is a material adverse change to MAP; that the integration of MAP’s business into Allergan is not as successful as expected; the failure of Allergan to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside the company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in the companies’ periodic reports filed with the SEC including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Allergan and MAP expressly disclaim any intent or obligation to update these forward-looking statements except as required by law. Additional information about Allergan is available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636. Additional information about MAP is available at www.mappharma.com.